STATE OF NORTH CAROLINA
                              UTILITIES COMMISSION
                                     RALEIGH

                             DOCKET NO. G-5, SUB 399

BEFORE THE NORTH CAROLINA UTILITIES COMMISSION

     In The Matter of                           )
Application by Public Service                   )    ORDER GRANTING
Company of North Carolina, Inc.                 )    AUTHORITY TO ISSUE
for Authority to Issue and Sell up              )    AND SELL DEBT
to $150,000,000 Of Senior                       )    SECURITIES
Unsecured Debt Securities                       )

     BY THE COMMISSION: Public Service Company of North Carolina, Inc. ("PSNC" or "Company") filed an Application on March 24, 1999, and filed amendments to the Application on April 5, 1999, wherein the Company requests Commission authority to issue and sell up to $150,000,000 principal amount of senior unsecured debt ("Senior Debt") securities. The $150,000,000 amount includes $25 million of Senior Debt which was authorized by Commission Order dated November 5, 1996, in Docket No. G-5, Sub 365, that has not been issued and sold. The Company proposes to issue and sell the Senior Debt, from time to time, in one or more public offerings, pursuant to the terms and conditions of underwriting agreements to be entered into by and between Public Service and an underwriter. A proposed form of such an underwriting agreement is attached to the Application, as amended, as Exhibit A.

     Based upon the verified Application as amended, and the exhibits attached thereto, information in the Commission's public files and records, and matters which may be judicially noticed, the Commission makes the following

                                FINDINGS OF FACT

     1. PSNC is a corporation duly organized under the laws of the State of North Carolina having its principal office and place of business in Gastonia, North Carolina. PSNC operates a natural gas pipeline system for the transportation, distribution, and sale of natural gas within a franchised area consisting of all or parts of thirty-one (31) counties in central and western North Carolina as designated in PSNC's certificates of public convenience and necessity issued by this Commission,

     2. PSNC is engaged in providing natural gas utility service to the public and is a "public utility," as defined in G.S.ss.62-3(23), subject to the jurisdiction of this Commission pursuant to G.S.ss.62-2.

     3. PSNC has constructed, and will continue to construct, facilities to receive, transmit, distribute, deliver, and sell natural gas to residential, commercial, industrial, and other consumers of natural gas within PSNC's service territory as described in :the certificates of the public convenience and necessity issued to PSNC by this Commission as described above. PSNC's current and continuing construction program consists of the construction of new facilities to extend natural gas service to new customers and to maintain service to existing customers.

     4. PSNC requests permission and authorization to issue and sell Senior Debt in a principal amount up to $150,000,000. This debt will be issued and sold to the public pursuant to underwriting agreements to be entered into by and between PSNC and an underwriter. The underwriter will issue and sell this Senior Debt to the public no earlier than the times when PSNC determines that market conditions are favorable. PSNC filed a proposed form of an underwriting agreement with its Application, as amended, in this proceeding.

     5. This Senior Debt will be comprised of the senior debt securities having an aggregate principal amount of $125,000,000 contemplated by a shelf registration statement to be filed with the Securities and Exchange Commission ("SEC") on Form S-3, and the remaining $25,000,000 authorized by the shelf registration statement that PSNC previously filed with the SEC on Form S-3 (Registration No. 33-65205) and filed with the Commission on January 31, 1996, in Docket No, G-5, Sub 351. A copy of this new shelf registration statement is to be filed with the Commission when available.

     6. This Senior Debt will be issued without coupons in denominations of $1,000, or any multiple thereof. The principal amount of Senior Debt which may be issued under this application is limited to $150,000,000 (including the $25,000,000 remaining on the authorization granted in Docket No. G-5, Sub 365). The interest rate on this Senior Debt, and other terms and conditions, will be determined at the time or times that PSNC issues debt under the authorization granted herein. In the event of default in the payment of principal or interest on any of this Senior Debt, the remedies and provisions set forth in an underwriting agreement and Supplemental Indenture will apply.

     7. PSNC's capital stock as of February 28, 1999 consisted solely of Common Stock, which has a par value of $1,00 per share, PSNC is authorized to Issue 30,000,000 shares of Common Stock, and had 20,553,806 shares outstanding as of February 28, 1999,

     8. PSNC's long-term debt, including current maturities, as of February 28, 1999, consisted of senior unsecured debentures of various maturity dates extending from 2003 to 2026, in various principal amounts outstanding. The total principal amount outstanding is $164,050,000.

     9. PSNC also requires funds to repay a portion of its short-term bank loans, which totaled $78,500,000 as of February 28, 1999. These loans were incurred primarily to finance the construction of PSN's facilities, and also to fund stored gas inventories and other corporate purposes.

     10. PSNC requests permission and authorization to issue the Senior Debt for lawful purposes which are within the corporate purposes of PSNC, compatible with the public interest, and necessary and appropriate for, and consistent with, PSNC's provision of adequate utility service to the public. Furthermore, the utility service that PSNC renders will be materially promoted by the transactions proposed herein, and PSNC's ability to provide that utility service may be impaired in the absence of permission and authorization to undertake the transactions contemplated and to issue and sell the Senior Debt as described above.

     WHEREUPON, the Commission now reaches the following

                                   CONCLUSIONS

     Based upon the foregoing Findings of Fact and from a review and study of the amended Application, its supporting data, and other information in the Commission's files, the Commission is of the opinion and so concludes that the transactions herein proposed are:

          (a)  For lawful purposes within the corporate purposes of PSNC;
          (b)  Compatible with the public interest;
          (c) Necessary and appropriate for and consistent with PSNC's ability to provide adequate utility service to the public and will not impair its ability to provide that service; and
          (d)  Reasonably necessary and appropriate for such purposes,

     IT IS, THEREFORE, ORDERED that:

     1. PSNC is authorized and permitted to issue and sell, from time to time, up to $150,000,000 of Senior Debt (including the $25,000,000 of Senior Debt remaining under the authorization previously granted in Docket No. G-5, Sub
365), as described and requested in PSNC's Application, as amended. PSNC shall file all executed underwriting agreements with the Commission as soon as they are available-

     2. PSNC is authorized to incur and pay the estimated fees and expenses in connection with each issuance and sale of Senior Debt (including fees paid to the rating agencies) under the authorization granted herein. PSNC is further authorized to amortize the actual fees and expenses associated with each issuance and sale of Senior Debt over the life of such Senior Debt under the authorization granted herein. Within sixty (60) days after each issuance and sale of such Senior Debt, PSNC will file with the Commission, In duplicate, a statement listing all fees and expenses actually incurred with respect-to each issuance and sale of such Senior Debt.

     3. Within sixty (60) days after each issuance and sale of Senior Debt under the authorization granted herein, PSNC shall file with this Commission, In duplicate, a verified report of actions taken and transactions consummated pursuant to the authority granted herein. Such report shall contain the following Information and data:

          (a)  date of sale;
          (b)  principal amount sold,
          (c)  the stated coupon, interest, or dividend rate, as appropriate;
          (d)  the offering price to the public or purchaser:
          (e)  the underwriters' commissions and fees;
          (f)  the net cost to PSNC;
          (g) other direct expenses related to the issuance and sale of such Senior Debt;
          (h) if any of the proceeds are to be used to redeem existing securities, the docket number of the proceeding in which the securities to be redeemed were authorized and the savings, if any, in interest or dividend rate to be realized from the redemption transaction being reported;
          (i) a copy of the executed Underwriting Agreement and Supplemental Indenture (both in final form) for each sale of the Senior Debt authorized herein as soon as such agreements are available; and
          (j) such information regarding each such issuance and sale as may be relevant.

     4. This proceeding is continued on the docket of the Commission, without delay, for the purpose of receiving the SEC registration statement, copies of executed underwriting agreements, and reports, as herein above provided.
Further, the Commission's approval in this docket does not restrict the Commission's right to review and, if deemed appropriate, adjust PSNC's cost of capital or expense levels for ratemaking purposes for the effect of these securities.

     ISSUED BY ORDER OF THE COMMISSION.

     This the 14th of April, 1999.

                       NORTH CAROLINA UTILITIES COMMISSION

                       /s/
                       -------------------------------
                       Geneva S. Thigpen, Chief Clerk